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                                                                   Exhibit 12.01


                     TRAVELERS GROUP INC. and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratio)

                                                      Three months ended
                                                           March 31,
                                                 ------------------------------

                                                      1997            1996
                                                 -------------    -------------
Income from continuing operations
  before income taxes and minority interest         $1,068            $  800
Interest                                               653               497
Portion of rentals deemed to be interest                27                26
                                                 -------------    -------------
  Earnings available for fixed charges              $1,748            $1,323
                                                 =============    =============
FIXED CHARGES
-------------
Interest                                            $  653            $  497
Portion of rentals deemed to be interest                27                26
                                                 -------------    -------------
  Fixed charges                                     $  680            $  523
                                                 =============    =============

Ratio of earnings to fixed charges                    2.57x             2.53x
                                                 =============    =============